UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
February 11, 2008
Date of Report (Date of earliest event reported)
SHORETEL, INC.
(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33506	77-0443568
(Commission file number)	(I.R.S. Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of principal executive offices)	(Zip Code)

(408) 331-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
     On February 13, 2008, we announced that Don Girskis has agreed to become our new Senior Vice President of Worldwide Sales. Mr. Girskis began employment with us on February 11, 2008. In connection with his employment, we entered into an employment agreement (the “Employment Agreement”) with Mr. Girskis on January 23, 2008.
     Under the terms of the Employment Agreement, Mr. Girskis will receive an annual base salary of $250,000 and will be eligible to participate in ShoreTel’s regular health, insurance and benefit plans available to all employees. Under the terms of the Employment Agreement, Mr. Girskis is eligible to receive an incentive bonus of up to $250,000 annually, pursuant to the Company’s executive bonus plan, subject to individual and company performance against certain goals and objectives. In addition, Mr. Girskis will be granted an option to purchase 250,000 shares of ShoreTel’s common stock. The option will become vested and exercisable with respect to 62,500 of the shares on the one-year anniversary date of the date of grant, and with respect to an additional 5,208 shares each month thereafter, until such time as the option is vested and exercisable with respect to all of the shares. In addition, subject to approval by the Board of Directors, Mr. Girskis will receive a stock award of 50,000 shares of ShoreTel’s common stock. Of these shares, 25,000 will vest on the two-year anniversary date of the date of grant, an additional 12,500 shares will vest on each subsequent anniversary date until such time as all the shares are vested.
     Mr. Girskis will also be entitled to certain severance benefits under these agreements in the event of the termination of his employment following a change of control. If his employment is terminated without cause or a constructive termination occurs (as such terms are defined in the Employment Agreement) during the twelve-month period following a change of control, he will be entitled to receive severance equal to twelve months of his then-current monthly base salary plus his targeted annual bonus. He will also be entitled to reimbursement for twelve months of COBRA premiums if he elects to continue such coverage and 75% of the then-unvested options or shares will vest immediately.
     Mr. Girskis will also be entitled to up to $100,000 for relocation assistance in the event he relocates to the Sunnyvale, California area, where ShoreTel is headquartered.
     If Mr. Girskis’ employment is terminated by ShoreTel within 24 months for any reason other than cause, he will be entitled to receive severance equal to six months of his then-current monthly base salary, six months of premiums paid under ShoreTel’s medical, dental and vision plans at the same level of coverage in effect on the date of his termination, pro-rated incentive compensation and equity vesting pro-rated for his time with ShoreTel, plus an additional six months of equity vesting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShoreTel, Inc.
Date: February 13, 2008	By:	/s/ Michael E. Healy
		Name:	Michael E. Healy
		Title:	Chief Financial Officer